PROMISSORY NOTE
     (Single/Multiple Advance--Single Pay/Demand--Commercial/Agricultural)


Initial Rate      8.50%
Scheduled Maturity 1-2-96
Note No.
This Note renews Noie

No.
Dated          , 19_
Officer Approval    )

Note Date 1-12-95
Eden Prairie, MN 55344


Name: LecTec Corporation

For value received, the undersigned (if more than one, jointly and severally; the "Borrower") promises to pay |_| on demand; |X| on January 2, 1996, to the order of First Bank National Association (the"Bank"), its successors and assigns, at the Banks office at 300 PrairieCenter Drive, Eden Prairie, MN 55344, or at any other place designated in writing by the holder hereof (the "Holder"), in lawful money of the United States of America, the principal sum
Of One Million and 00/100 Dollars( 1,000,000.00 ), or so much thereof as is advanced and remains outstanding hereunder, as shown by the Holder's liability record,together with interest (calculated on the basis of actual days elapsed and a 360-day year) on the unpaid principal hereof, from the date hereof until this Note is fully paid at the following rate:

|_| an annual percentage rate of            %;

|X| A variable annual rate equal to the reference rate plus 0%. (The term "reference rate" means the rate publicly announced by the Bank from time to time as its reference rate:the Bank may lend to its customers at rates that are at, above. or below the reference rate);

|_| Other

If the index used to compute a variable rate ceases to be available, the Holder may choose a comparable successor index.

Interest shall be payable |_| at maturity, |X| to begin 2-1-95 and on the first of each month thereafter until (and including) the Due Date. The term "Due Date" means the maturity date hereof (whether it be the stated maturity date or an earlier date by reason of acceleration) or, if this Note is payable upon demand, the date of demand. The Bank may charge the Borrower's Account No. 1-801-2060-0150 maintained with the Bank for payments of |X| interest and |_| principal due under this Note.

|X| Amounts may be readvanced hereunder provided that the principal balance outstanding shall not exceed the amount first above written.

Unless the Bank has issued its written commitment to the Borrower referring to this Note, the Bank has not obligated itself to make any advances hereunder.
|_| This note is secured.    |_| This note is guaranteed.

All principal and interest not paid on the Due Date shall bear interest at a rate of interest two percent (2%) per annum in excess of the rate otherwise applicable to this Note, unless the law requires that the rate of interest not change after the Due Date, in which event the principal balance shall bear interest after the Due Date at the rate in effect on the Due Date.

If this Note evidences a variable rate loan, the following provisions shall also apply:

1. The annual rate of interest hereon shall never exceed the highest rate permitted by law.

2. The rate of interest shall initially be determined as of the date hereof and shall thereafter be adjusted daily on the same day the index rate changes.

The Bank shall have no obligation to renew this Note.

OTHER TERMS: This Note is subiect to the terms and conditions set forth in that certain Credit Areement dated as of the date of this note between the Borrower and the Bank.


THIS NOTE IS SUBJECT TO THE ADDITIONAL PROVlSIONS SET FORTH ON THE REVERSE SIDE HEREOF.

Address of Borrower:  10701 Red Circle Drive      LecTec Corporation
                      Minnetonka, MN. 55343       (Name of Borrower if
                                                   corporation, partnership or
                                                   proprietorship)

                                                                   ( its) VP/CFO

Purpose of Loan   Working Capital/Letters of Credit      Erwin Templin II